EXHIBIT 99.1

AFGWU LOCAL 1028 401(K) RETIREMENT PLAN

FOR EMPLOYEES OF AVX CORPORATION

IN RALEIGH, NORTH CAROLINA

Amendment and Restatement

Text of Plan

Generally Effective January 1, 2000

AFGWU Local 1028

3900 Electronics Drive

Raleigh, North Carolina 27604

AFGWU LOCAL 1028 401(k) RETIREMENT PLAN

FOR EMPLOYEES OF AVX CORPORATION

IN RALEIGH, NORTH CAROLINA

(Text of Plan)

TABLE OF CONTENTS

Page

ARTICLE I. REFERENCES, CONSTRUCTION AND DEFINITIONS		2
1.1	Account	2
1.2	Accrued Benefit	2
1.3	Administrator	2
1.4	Authorized Leave of Absence	2
1.5	Before-Tax Contribution	2
1.6	Before-Tax Subaccount	2
1.7	Beneficiary	2
1.8	Break in Service	2
1.9	Bonus Contribution	3
1.10	Bonus Subaccount	3
1.11	Code	3
1.12	Committee	3
1.13	Company	3
1.14	Company Contribution	3
1.15	Company Contribution Subaccount	3
1.16	Compensation	3
1.17	Deferral Election	4
1.18	Deferred Retirement	4
1.19	Direct Rollover	4
1.20	Disability	4
1.21	Disability Retirement	4
1.22	Early Retirement	4
1.23	Effective Date	4
1.24	Employee	4
1.25	Entry Date	4
1.26	ERISA	5
1.27	Forfeiture Break in Service	5
1.28	Hours of Service	5
1.29	Investment Funds	6
1.30	IRS	6
1.31	Matching Contribution	6
1.32	Matching Subaccount	6
1.33	Member	6
1.34	Normal Retirement	6
1.35	Plan	6
1.36	Plan Administrator	6

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1.37	Plan Year	7
1.38	Prior Plan	7
1.39	Re-employment Commencement Date	7
1.40	Regulations	7
1.41	Retirement	7
1.42	Rollover Contribution	7
1.43	Rollover Subaccount	7
1.44	Service	7
1.45	Shares	7
1.46	Stock Bonus Plan	7
1.47	Stock Subaccount	7
1.48	Supplemental Contribution	7
1.49	Supplemental Subaccount	7
1.50	Surviving Spouse	8
1.51	Termination of Service	8
1.52	Trust	8
1.53	Trust Agreement	8
1.54	Trust Fund	8
1.55	Trustee	8
1.56	Union	8
1.57	Valuation Date	8
1.58	Year of Prior Service	8
1.59	Year of Vesting Service	8
ARTICLE II. PARTICIPATION IN THE PLAN		9
2.1	Participation	9
2.2	Participation Upon Re-employment	9
2.3	Cessation of Membership	9
ARTICLE III. CONTRIBUTIONS		9
3.1	Before-Tax Contributions	9
3.2	Supplemental Contributions	10
3.3	Rollover Contributions	10
3.4	Company Contributions	10
3.5	Matching Contributions	11
3.6	Bonus Contributions	11
3.7	Reversion of Contributions	11
3.8	Union and Company Not Responsible for Adequacy of Trust Fund	12
ARTICLE IV. TRUST FUND		12
4.1	Establishment of Investment Funds	12
4.2	Investment of Stock Subaccount	13
4.3	Investment Direction for Contributions	13
4.4	Transfers Between Investment Funds	13
4.5	Loans	13
ARTICLE V. ALLOCATIONS AND ADJUSTMENTS		14
5.1	Forfeiture Allocation	14
5.2	Revaluation of Trust Fund	14
5.3	Adjustment of Accounts	14
5.4	Reports	14

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5.5	Corrections	14
ARTICLE VI. VESTING		15
6.1	Vesting	15
6.2	Additional Years of Vesting Service	15
6.3	Normal Retirement	15
6.4	Disability	15
6.5	Death	15
6.6	Restoration of Forfeited Account Balance Upon Re-employment	15
6.7	Zero Percent (0%) Vested Member	16
6.8	Forfeiture Occurs	16
6.9	Distribution Following Loan	16
6.10	Amendment to Vesting Schedule	17
ARTICLE VII. PAYMENT OF BENEFITS		17
7.1	Entitlement	17
7.2	Method of Distribution	17
7.3	Benefit Commencement	17
7.4	Rollover	18
7.5	Medium of Payment	19
7.6	Applicable Valuation Date	19
7.7	Distribution of Stock Subaccount	19
7.8	Limitation on Distributions	20
ARTICLE VIII. MAXIMUM ACCOUNT ADDITIONS		20
8.1	Application	20
8.2	Definitions	20
8.3	General Rules	21
8.4	Order of Reduction	21
ARTICLE IX. SPECIAL DISCRIMINATION RULES		22
9.1	Definitions	22
9.2	Limit on Before-Tax Contributions	24
9.3	ADP Test	25
9.4	Special Rules For Determining Average Actual Deferral Percentage	26
9.5	Distribution of Excess ADP Deferrals	27
9.6	Order of Applying Certain Sections of Article IX	27
ARTICLE X. LOANS		28
10.1	Authority	28
10.2	Loan Application	28
10.3	Claims Procedure	28
10.4	Loan Limits	28
10.5	Adequate Security	29
10.6	Interest Rate	29
10.7	Repayment	29
10.8	Default	29
10.9	Foreclosure	30
10.10	Withdrawals	30
10.11	Loan Investment	30
ARTICLE XI. TOP HEAVY PROVISIONS		30
ARTICLE XII. DESIGNATION OF BENEFICIARIES		30

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12.1	Beneficiary Designation	30
12.2	Failure to Designate Beneficiary	31
ARTICLE XIII. ADMINISTRATION OF THE PLAN		31
13.1	Powers and Duties of the Committee	31
13.2	Powers and Duties of Trustee	31
13.3	Agents; Report of Committee to Union	32
13.4	Structure of Committee	32
13.5	Adoption of Procedures of Committee	32
13.6	Instructions for Disbursements	32
13.7	Claims for Benefits	33
13.8	Hold Harmless	33
13.9	Service of Process	33
ARTICLE XIV. TRANSFER OF PLAN ASSETS TO SUCCESSOR PLAN		34
ARTICLE XV. AMENDMENT OR TERMNATION OF THE PLAN AND TRUST		34
15.1	Right to Amend, Suspend or Terminate Plan	34
15.2	Retroactivity	34
15.3	Notice	35
15.4	No Further Contributions	35
15.5	Partial Termination	35
ARTICLE XVI. GENERAL LIMITATIONS AND PROVISIONS		36
16.1	All Risks on Members and Beneficiaries	36
16.2	Trust Fund is Sole Source of Benefits	36
16.3	No Right to Continued Employment	36
16.4	Payment on Behalf of Payee	36
16.5	Nonalienation	36
16.6	Missing Payee	37
16.7	Required Information	37
16.8	Subject to Trust Agreement	37
16.9	Communications to Committee	37
16.10	Transfers	37
16.11	Communications from the Company or Committee	37
16.12	Fees and Expenses	37
16.13	Voting and Tender or Exchange Rights	38
16.14	Exclusive Benefit of Members and Beneficiaries	38
16.15	Additional Powers of the Committee	38

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AFGWU LOCAL 1028 401(k) RETIREMENT PLAN

FOR EMPLOYEES OF AVX CORPORATION

IN RALEIGH, NORTH CAROLINA

Amended and Restated

Generally Effective January 1, 2000

Preamble

THE AFGWU LOCAL 1028 401(k) RETIREMENT PLAN FOR EMPLOYEES OF AVX CORPORATION IN RALEIGH, NORTH CAROLINA, as amended and restated, is designed as an incentive to Employees to make and continue careers with AVX Corporation. The Plan provides eligible Employees the opportunity to regularly set aside a part of their before-tax Compensation and thereby build additional financial security upon Retirement or in the event of Disability, death or other Termination of Service. The Plan also allows the Company to make Company Contributions to the Plan. The Before-Tax Contributions, Matching Contributions and Company Contributions made on behalf of each Member are invested and accumulated in the Trust Fund free of taxation until distributed when the Member’s employment ends.

The Company wishes to amend and restate the Plan, which was generally effective as of July 1, 1995, to make such changes as may be necessary to bring the Plan into compliance with current legislation applicable to qualified plans and to make other changes, including certain design changes and certain technical provisions required to bring the Plan into compliance with the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, the Community Renewal Tax Relief Act of 2000 and other applicable laws.

The Plan, and the Trust Fund established and maintained as part of the Plan, are intended to constitute a defined contribution plan and trust with a “cash or deferred arrangement” which are qualified and exempt from taxation under Code sections 401(a), 401(k) and 501(a). The Plan and Trust are also intended to comply with all applicable requirements of ERISA. All provisions of the Plan, including the Trust Agreement, shall be interpreted to comply with the applicable requirements of the Code, ERISA and the Regulations.

All Trust Fund assets, contributions, income and other additions to the Trust Fund shall be administered, distributed, forfeited and otherwise governed by the provisions of the Plan and Trust Agreement.

ARTICLE I.    REFERENCES, CONSTRUCTION AND DEFINITIONS

Unless otherwise indicated, all references to articles, sections and subsections shall be to the Plan as set forth herein. The Plan and all rights thereunder shall be construed and enforced in accordance with ERISA and, to the extent that state law is applicable, the laws of the State of North Carolina. The article titles and the captions preceding sections and subsections have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions. When the context so requires, the singular includes the plural. Whenever used herein and capitalized, the following terms shall have the respective meaning indicated unless the context plainly requires otherwise.

1.1    Account:    The account (including a Before-Tax Subaccount, Stock Subaccount, Supplemental Subaccount, Bonus Subaccount, Rollover Subaccount, Company Contribution Subaccount, Matching Contribution Subaccount and any other subaccount established from time to time under such account) maintained to record the interest of a Member or Beneficiary in the Trust Fund.

1.2    Accrued Benefit:    With respect to each Member, the balance in such Member’s Account as of the applicable Valuation Date, following adjustment thereof as of such Valuation Date as provided in Article V.

1.3    Administrator:    The individual or individuals appointed by the Committee pursuant to Section 13.1 to perform such administrative duties as the Committee designates.

1.4    Authorized Leave of Absence:    Either a leave of absence authorized (pursuant to applicable procedures) by the Company under the Company’s personnel practices, provided that all persons under similar circumstances are treated alike in the granting of such leaves of absence, and provided further that the Employee returns within the period specified in the leave of absence, or (b) an absence required to be considered an Authorized Leave of Absence by applicable law.

1.5    Before-Tax Contribution:    A contribution made by the Company to the Trust Fund pursuant to a Member’s Deferral Election as provided in Section 3.1.

1.6    Before-Tax Subaccount:    The subaccount kept as part of a Member’s Account (a) to account for the Before-Tax Contributions, if any, made on behalf of the Member pursuant to Section 3.1 and (b) to account for all income, expenses, gains, losses and other adjustments allocable to such subaccount.

1.7    Beneficiary:    The beneficiary or beneficiaries designated by a Member pursuant to Article XIII to receive the amount, if any, payable under the Plan upon the death of such Member, or, where there has been no such designation or an invalid designation, the individual or entity, or the individuals or entities, who will receive such amount pursuant to Article VII.

1.8    Break in Service:    An applicable computation period, as set forth in Section 1.59, during which an individual has not completed more than 500 Hours of Service, as determined by the Committee (or its delegate) in accordance with the Regulations. Solely for purposes of determining whether a Break in Service has occurred for eligibility purposes, an individual shall be credited with the Hours of Service in accordance with Section 1.26 which such individual would have completed but for either (a) an Authorized Leave of Absence for which such individual is not paid or entitled to payment or (b) a maternity or paternity absence, as defined in Section 1.26.

1.9    Bonus Contribution:    The contribution the Company makes to the Trust Fund pursuant to Section 3.6.

1.10    Bonus Subaccount:    The subaccount kept as part of the Member’s Account (a) to account for this Bonus Contribution, if any, made on behalf of the Member pursuant to Section 3.6 and (b) to account for all income, expenses, gains, losses and other adjustments allocable to such subaccount.

1.11    Code:    The Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

1.12    Committee:    The “AFGWU Local 1028 401(k) Retirement Plan for Employees of AVX Corporation in Raleigh, North Carolina Committee” appointed by the Union and as provided for in Article XIII. For purposes of ERISA, the Committee shall be the “Plan Administrator” and as such is a named fiduciary of the Plan.

1.13    Company:    AVX Corporation, a Delaware corporation, or any entity which succeeds to its rights and obligations with respect to the Plan.

1.14    Company Contribution:    The non-elective contribution the Company makes to the Trust Fund pursuant to Section 3.4.

1.15    Company Contribution Subaccount:    The subaccount kept as part of a Member’s Account (a) to account for Company Contributions, made by the Company pursuant to Section 3.6 and (b) to account for income, expenses, gains, losses and other adjustments allocable to this subaccount.

1.16    Compensation:    Cash remuneration actually paid by the Company to an Employee for Service during the Plan Year which constitutes “wages” within the meaning of Code section 3401(a) (for purposes of income tax withholding at the source) but excluding special allowances (such as amounts paid to an Employee during an authorized leave of absence, moving expenses, car expenses, tuition reimbursement, meal allowances, and similar items) and determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code section 3401(a)(2)) plus such remuneration which, but for the deferral thereof pursuant to Code sections 125 and 401(k), and, effective January 1, 2001, Code section 132(f)(4), would have been reported on Form W-2.

An Employee’s Compensation in excess of $150,000 shall be disregarded. The $150,000 limitation shall be adjusted upwards from time to time, but only when the aggregate adjustments under Code section 415(d)(1) are at least equal to $10,000, rounded down to the next lowest multiple of $10,000 as provided in Code section 401(a)17)(B). The adjusted limitation on Compensation for the Plan Year beginning on the Effective Date of this Restatement is $170,000.

Effective for Plan Years beginning after December 31, 1996, the family aggregation rules under Code sections 414(q)(6) and 401(a)(17) have been repealed. In determining the limits on compensation under Code section 401(a)(17) for Plan Years beginning after December 31, 1996, the repeal of these aggregation rules are treated as having been in effect for earlier years that are relevant in determining the applicable limit on Compensation.

1.17    Deferral Election:    A Member’s written election filed with the Administrator whereby the Member elects to forgo the receipt of a specified percentage of Compensation on the condition that the Company make Before-Tax Contributions in an amount equal to the amount of Compensation forgone.

1.18    Deferred Retirement:    Termination of Service after the Member’s 65th birthday, other than on account of death.

1.19    Direct Rollover:    A payment by the Plan to the eligible retirement plan specified by the distributee.

1.20    Disability:    A physical or mental condition which totally and permanently prevents such Employee from performing the regular duties of the Employee’s job as the Committee in the exercise of its sole and absolute discretion shall determine based upon competent medical evidence satisfactory to the Committee.

1.21    Disability Retirement:    Termination of Service which the Committee determines, in the exercise of its sole discretion, to be on account of Disability.

1.22    Early Retirement:    Termination of Service, other than on account of death, on or after a Member’s 55th birthday but before such Member’s 65th birthday.

1.23    Effective Date:    The Effective Date of the Plan is July 1, 1995, except as otherwise provided with respect to a particular provision.

1.24    Employee:    Except as otherwise provided herein, a person who is a common law employee of the Company and has completed his ninety (90) day probationary period. In determining who is an Employee for purposes of this Plan, each individual who is a nonresident alien and who receives no income from the Company which constitutes income from sources within the United States shall not be treated as an Employee.

1.25    Entry Date:    With respect to an Employee, the day on which such Employee enters the membership of the Plan as provided in Section 2.1. Entry Dates are the January 1 and July 1 of each Plan Year during which the Plan is in effect.

1.26    ERISA:    The Employee Retirement Income Security Act of 1974, as now in effect or as hereafter amended. All citations to sections of ERISA are to such sections as they may from time to time be amended or renumbered.

1.27    Forfeiture Break in Service:    A Member incurs a Forfeiture Break in Service when the Member incurs five consecutive Breaks in Service.

1.28    Hours of Service:    Hours of Service shall include (a) each hour for which an Employee is paid or entitled to payment by the Company for Service; (b) each hour for which an Employee is paid or entitled to payment by the Company for reasons other than for Service (such as vacation, holiday, illness, incapacity (including Disability), lay-off, jury duty, military duty or leave of absence); (c) each hour (to the extent not included in (a) or (b)) for which back pay (irrespective of mitigation of damages) has been either awarded or agreed to by the Company ; and (d) each hour for which an Employee is not actually in Service but is required to be given credit for Service under any law of the United States; provided, that in applying paragraph (b) for periods in which an Employee is not actually in Service, the following special provisions shall apply:

(a)    The number of hours to be credited with respect to any single continuous period shall be the lesser of (A) 501 hours, or (B) the number of hours for which the Employee is paid with respect to such period;

(b)    No hours shall be credited with respect to payments made to the Employee for the purpose of complying with applicable workers’ compensation, unemployment compensation or disability insurance laws, or payments solely to reimburse an Employee for medical or medically related expenses incurred by the Employee; and

(c)    An amount paid to an Employee by the Company indirectly, such as by a trust, fund or insurer to which the Company makes contributions or pays premiums, shall be deemed to be paid by the Company.

Notwithstanding the foregoing provisions of this Section 1.26, solely for the purpose of determining whether an Employee has incurred a Break in Service, the following special provisions shall apply:

(a)    In addition to hours for which an Employee is entitled to credit under (a) through (d) above, such Employee shall also receive credit for each hour with respect to the period that such Employee is on an Authorized Leave of Absence for which such Employee is not paid or entitled to payment.

(b)    An Employee who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such Employee but for such absence, or in any case in-which such hours cannot be determined, 8 Hours of Service per day of such absence. For purposes of this paragraph (b), an absence from work for maternity or paternity reasons means an absence (i) by reason of the pregnancy of the Employee, (ii) by reason of a birth of a child of the Employee, (iii) by reason of the placement of a child with the Employee in connection with the adoption of such child by such Employee, or (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this paragraph (b) shall be credited with respect to the Plan Year in which the absence begins, if the crediting is necessary to prevent a Break in Service in that Plan Year; in all other cases, such Hours of Service shall be credited in the following Plan Year.

An Employee with respect to whom the Company maintains records of hours for which payment is made or due shall be credited with Hours of Service on the basis of such records. Any other Employee shall be credited with Hours of Service on the basis of 45 hours for each week such Employee is paid or entitled to payment for any part of such week. Subject to the provisions of paragraph (b) of this Section 1.26, with respect to any Employee who is entitled to receive credit for Service for a period such Employee is not paid or entitled to payment, such Employee shall be credited with 45 Hours of Service for each week or part thereof during such period. The provisions of this Section 1.26 shall be applied in accordance with the provisions of United States Department of Labor Regulations Sections 2530.200b-2(b) and (c), which provisions are incorporated herein by reference.

1.29    Investment Funds:    The separate subfunds of the Trust Fund maintained for investment purposes, as provided in Article IV.

1.30    IRS:    The United States Internal Revenue Service.

1.31    Matching Contribution:    The contribution the Company makes to the Trust Fund pursuant to Section 3.5.

1.32    Matching Subaccount:    The subaccount kept as part of a Member’s Account (a) to account for Matching Contributions, if any, made by the Company pursuant to Section 3.5 and (b) to account for income, expenses, gains, losses and other adjustments allocable to this subaccount.

1.33    Member:    With respect to a Plan Year, an Employee who is enrolled in the Plan as provided in Article II and a former Employee who has an Accrued Benefit for the Plan Year.

1.34    Normal Retirement:    Termination of Service, other than on account of death, on the Member’s 65th birthday (the “Normal Retirement Age”).

1.35    Plan:    AFGWU Local 1028 401(k) Plan for Employees of AVX Corporation in Raleigh, North Carolina as now in effect or as hereafter amended.

1.36    Plan Administrator:    The Committee.

1.37    Plan Year:    The period beginning on each January 1 and ending on each December 31. For the initial Plan Year, the period beginning on the Effective Date and ending on December 31, 1995.

1.38    Prior Plan:    The AVX Corporation Pension Plan for Bargaining Unit Hourly Employees as it existed on the Effective Date.

1.39    Re-employment Commencement Date:    The date on which an Employee first performs an Hour of Service after a Break in Service.

1.40    Regulations:    The applicable regulations issued under the Code, ERISA or other applicable law by the IRS, the Department of Labor or any other governmental authority, and any temporary or other appropriate and effective regulations or rules promulgated by such authorities pending the issuance of such regulations.

1.41    Retirement:    The Member’s Normal Retirement, Early Retirement, Deferred Retirement or Disability Retirement. The term “Retire” means the act of taking Retirement.

1.42    Rollover Contribution:    The contribution an Employee makes to the Trust Fund pursuant to Section 3.3 and in accordance with Code section 402(c)(5) of a distribution from a retirement plan qualified under Code section 401(a).

1.43    Rollover Subaccount:    The subaccount kept as part of a Member’s Account (a) to account for Rollover Contributions, if any, made by an Employee pursuant to Section 3.3 and (b) to account for income, expenses, gains, losses and other adjustments allocable to such subaccount.

1.44    Service:    Employment with the Company. Service also includes periods of employment with a predecessor employer as required by Code section 414(a) and the Regulations thereunder.

1.45    Shares:    The American Depository Shares (“ADS’s”) issued by Kyocera Corporation or any successor corporation thereto which is held in the Trust Fund.

1.46    Stock Bonus Plan:    The AVX Corporation Stock Bonus Plan as it existed on the Effective Date.

1.47    Stock Subaccount:    The subaccount kept as part of a Member’s Account (a) to account for amounts previously held for the Member in the Stock Bonus Plan which were transferred from the Stock Bonus Plan to this Plan and (b) to account for all income, expenses, gains, losses and other adjustments allocable to such subaccount.

1.48    Supplemental Contribution:    A contribution made by the Company to the Trust Fund as described in Section 3.2.

1.49    Supplemental Subaccount:    The subaccount kept as part of a Member’s Account (a) to account for the Supplemental Contribution, if any, made on behalf of the

Member pursuant to Section 3.2 and (b) to account for all income, expenses, gains, losses and other adjustments allocable to such subaccount.

1.50    Surviving Spouse:    The survivor of a deceased Member to whom such deceased Member had been legally married (as determined by the Committee) immediately before the Member’s death.

1.51    Termination of Service:    A termination of employment with the Company as determined by the Committee in accordance with reasonable standards and policies adopted by the Committee; provided that a Termination of Service shall occur on the earlier of (a) or (b) where:

(a)    is the date as of which an Employee quits, is discharged, Retires or dies, and

(b)    is the first day of absence of an Employee who fails to return to employment at the expiration of an Authorized Leave of Absence.

1.52    Trust:    The AFGWU Local 1028 401(k) Retirement Plan for Employees of AVX Corporation in Raleigh, North Carolina Trust, created by the Trust Agreement entered into between the Union and the Trustee.

1.53    Trust Agreement:    The agreement by and between the Union and the Trustee, as it may from time to time be amended.

1.54    Trust Fund:    All cash and other assets deposited with or acquired by the Trustee in its capacity as such hereunder, together with accumulated income, subject to all liabilities incurred by the Trustee in its capacity as such and less all disbursements made in respect thereof.

1.55    Trustee:    The entity serving as a trustee under the Trust Agreement.

1.56    Union:    American Flint Glass Workers Union, Local No. 1028.

1.57    Valuation Date:    The last day of each calendar quarter of the Plan Year and any other date during the Plan Year specified by the Committee, upon or as of which the assets and liabilities of the Trust Fund are valued and Accounts are adjusted, as prescribed in Article V.

1.58    Year of Prior Service:    A year in which a Member was employed by Corning Glass Works, Inc. or AVX Corporation for at least one thousand (1,000) hours during a calendar year.

1.59    Year of Vesting Service:    With respect to an individual, a Year of Vesting Service shall accrue. on the date on which such individual completes at least one thousand 1,000 Hours of Service during the calendar year. The initial computation period for a Year of Vesting Service shall begin with the date the Employee first performs an Hour of Service. If an Employee incurs a Break in Service before completing a Year of Vesting Service, such Employee’s initial computation period shall begin with the Employee’s Re-employment Commencement Date.

ARTICLE II.    PARTICIPATION IN THE PLAN

2.1    Participation.    Each individual who was a member of the Stock Bonus Plan immediately prior to the Effective Date of this Plan and who is an Employee as of the Effective Date shall be enrolled as a Member of the Plan as of the Effective Date. Each individual who is an Employee on the Effective Date shall also be enrolled as a Member of the Plan as of the Effective Date. Each other individual who becomes an Employee after the Effective Date shall be enrolled as a Member of the Plan as of the first day following the end of the individual’s ninety (90) day probationary period.

2.2     Participation Upon Re-employment.

(a)    If an Employee incurs a Termination of Service after satisfying requirements in Section 2.1 above but before becoming a Member and is subsequently reemployed by the Company, such Employee may enroll in the Plan and become a member on the date the Employee completes the ninety (90) day probationary period.

(b)    If a Member incurs a Termination of Service and is subsequently reemployed by the Company, such individual shall be eligible to participate in the Plan immediately upon rehiring.

2.3    Cessation of Membership.    The membership of a Member shall end when no further benefits are payable to such Member or on such Member’s account under the Plan. No allocation of contributions shall be made for the benefit of a Member in the Plan on or after the date on which such Member has a Termination of Service or otherwise ceases to be an Employee of the Company and before the day, if any, on which the individual next performs an Hour of Service as an Employee of the Company, except that earnings and losses shall be allocated to the Member’s Account in the manner provided in Article V; provided that a Member shall be entitled to receive an allocation of contributions as if such Member were an Employee of the Company on the last day of the Plan Year for the Plan Year during which the Member has a Termination of Service due to Retirement, Disability or death.

ARTICLE III.    CONTRIBUTIONS

3.1    Before-Tax Contributions.

(a)    Subject to the limitations of Articles VIII and IXthe Company shall make Before-Tax Contributions for each Member in accordance with the Member’s Deferral Election, if any, and this Section 3.1. The Company shall deliver such Before-Tax Contributions to the Trustee as soon as practicable after the end of the month to which they relate, but in no event shall Before-Tax Contributions for a payroll period be delivered to the Trustee later than the 15th business day of the month following the month in which the Before-Tax Contributions were made. Before-Tax Contributions allocated to a Member’s Account shall be accounted for in a Before-Tax Subaccount for the Member.

(b)    An Employee may file an initial Deferral Election with the Administrator at any time, and such Deferral Election shall take effect as soon as practicable, but not before the Employee’s Entry Date. A Deferral Election shall remain in effect until terminated. A Deferral Election may be terminated by the Member by filing with the Administrator the form provided for that purpose, and the termination shall take effect as soon as practicable thereafter. After such a termination, a Member may file a new Deferral Election with the Administrator at any time, which election will take effect as soon as practicable after the first Entry Date thereafter. A Deferral Election shall terminate automatically upon a Member’s Termination of Service. A Member may change the Deferral Election no more often than once in a Plan Year by filing an amendment with the Administrator, and such amendment shall become effective as soon as practicable after the filing of the amendment. A Member’s Deferral Election may be reinstated after ninety (90) days suspension following the termination of the Deferral Election.

(c)    Each Deferral Election shall state the percentage of Compensation the Member wishes to forgo. A Member may elect to forgo a percentage of the Member’s Compensation, expressed as a whole percentage, not to exceed fifteen percent (15%). Effective December 14, 1999, the maximum percentage allowable under the Plan shall be twenty percent (20%) The deferral percentage shall apply to each paycheck paid while the Deferral Election is in effect.

3.2    Supplemental Contributions.    The Company will contribute one half of one percent (.5%) of a qualifying Employee’s Compensation for each Plan Year ending after the Effective Date for any Employee who has twenty (20) or more Years of Prior Service on the Effective Date. Only Employees with twenty (20) or more Years of Prior Service on the Effective Date shall be eligible to receive a Supplemental Contribution. Such contributions shall be fully vested and nonforfeitable and treated as Before-Tax Contributions for application of the ADP Test under Section 9.3.

3.3    Rollover Contributions.    An Employee of the Company, other than a leased employee as defined in Code section 414(n)(2), shall be permitted to transfer to the Trust Fund, and the Trustee shall accept direct tax-free rollovers from other qualified plans except for the Prior Plan.

The Committee must treat an Employee who has made a Rollover Contribution to the Trust prior to satisfying the Plan’s eligibility conditions as a Member for all purposes of the Plan except the Employee is not treated as a Member for purposes of sharing in Company Contributions under the Plan.

3.4    Company Contributions.    The Company will make a Company Contribution to the Plan. The Company Contribution shall be made to all eligible Members for each Plan Year in an amount equal to one percent (1%) of Compensation. For purposes of this Section only, an eligible Member shall be each Member who has completed at least one (1) Year of Vesting Service for the Company. Thereafter, such Member shall be eligible to receive the Company Contribution hereunder whether or not the Member elects to defer a portion of the Member’s income to this or any other tax-qualified plans sponsored by the Company. Company Contributions are subject to the vesting provisions of Section VI.

3.5    Matching Contributions.    Subject to the limitations of Articles VIII and IX, the Company shall make a Matching Contribution for each Member who made Before-Tax Contributions. For Matching Contributions made before December 31, 1999, the Matching Contribution for the Member shall be in an amount equal to 66 2/3% of the first three percent (3%) of Compensation that the Member elects to defer pursuant to Section 3.1. For Matching Contributions made after January 1, 2000, the Matching Contribution for the Member shall be in an amount equal to 60% of the first five percent (5%) of Compensation that the Member elects to defer pursuant to Section 3.1.

3.6    Bonus Contributions.

(a)    The Company may make a Bonus Contribution to the Plan. The Bonus Contribution will only be made to eligible Members if all Members who were participating in the Stock Bonus Plan on the Effective Date elect to roll over their account in the Stock Bonus Plan to the Plan. If all Members who have an account under the Stock Bonus Plan on the Effective Date do not elect to roll over their account on the Stock Bonus Plan to this Plan, the Company is under no obligation to make a Bonus Contribution.

(b)    If the requirement of Section 3.6(a) is met, the Company will contribute one half of one percent (.5%) of a qualifying Member’s Compensation for each Plan Year ending after the Effective Date for any participating Member who rolled over their account in the Stock Bonus Plan to this Plan. Such contributions shall be fully vested and nonforfeitable and treated as Before-Tax Contributions for application of the ADP Test under Section 9.3.

3.7    Reversion of Contributions.

(a)    Qualification. Notwithstanding any other provisions herein contained, this Plan is entered into on the conditions that the Plan and the Trust Agreement shall be approved by the IRS as a qualified and exempt plan and trust under the provisions of the Code and Regulations so that contributions to the Trust may be deducted for Federal income tax purposes, within the limits of the Code and Regulations, and be nontaxable to Members when contributed. If such approval should be denied for any reason (including failure to comply with any conditions for such approval imposed by the IRS), contributions made after the execution of the Trust Agreement and prior to such denial and all assets in the Trust Fund shall be returned to the Company, without any liability to any person, within one year after the date of denial of such approval.

(b)    Mistake of Fact. Notwithstanding any other provisions herein contained, if any contribution is made due to a mistake of fact, such contribution shall upon the direction of the Committee, which shall be given in conformity with the provisions of ERISA, be returned to the Company or the parties who made it, as directed by the Committee, without liability to any person.

(c)      Deduction. Notwithstanding any other provisions herein contained, all contributions are hereby expressly conditioned upon their deductibility under Code section 404 and Regulations, as amended from time to time, and if the deduction for any contribution is disallowed in whole or in part, then such contribution (to the extent the deduction is disallowed) shall upon direction of the Committee, which shall be given in conformity with the provisions of ERISA, be returned, without liability to any person, within one year after such disallowance.

3.8    Union and Company Not Responsible for Adequacy of Trust Fund.    Except as and if required by applicable law, neither the Union, the Company, the Committee, any member of the Committee nor the Trustee shall be responsible for the adequacy of the Trust Fund to meet and discharge Plan liabilities.

ARTICLE IV.    TRUST FUND

4.1     Establishment of Investment Funds.    All monies, securities or other property received as contributions under the Plan shall be delivered to the Trustee under the Trust, to be managed, invested, reinvested and distributed for the exclusive benefit of the Members and their Beneficiaries in accordance with the Plan, the Trust Agreement and any agreement with a financial services company or financial institution constituting a part of the Plan and Trust. By written notice to the Trustee, the Committee may delegate to itself the authority to exercise investment management responsibilities over all or any portion of the Trust Fund. The Trustee, at the direction of the Committee, shall cause to be established or maintained one or more of the following types of Investment Funds for the investment of the Trust Fund, provided that the Committee shall have the sole discretion to direct the Trustee to change, add or eliminate any such funds from time to time.

(a)    Retirement Preservation Trust. An investment fund with an objective of high current income consistent with preservation of capital and liquidity.

(b)    ML Capital Fund. An investment fund that consists primarily of such capital, common or other forms of equity stocks, or securities convertible into common or capital stock as may be purchased.

(c)     ML Global Allocation Fund. An investment fund with the highest total investment return consistent with prudent risk, using U.S. and foreign equities.

(d)    ML Corporate Bond Fund, Inc. An investment fund that consists primarily of corporate fixed income securities rated A or better.

(e)    ML Growth Fund for Investment and Retirement. An investment fund that consists primarily of equity securities.

(f)    Stock Fund. This fund is maintained by the Trustee and consists of ADS’s of Kyocera Corporation as well as such amount of cash and cash equivalents as is necessary to manage the fund.

4.2    Investment of Stock Subaccount.    Unless otherwise directed by a Member pursuant to Section 4.4 hereof, a Member’s Stock Subaccount shall at all times be invested in the Stock Fund. Any dividends which are received by the Stock Fund shall be transferred to the Corporate Bond Fund and will thereafter be invested pursuant to Section 4.2.

4.3    Investment Direction for Contributions.    A Member may elect, in such manner and form as the Administrator prescribes, to direct the investment of contributions allocated to such Member’s Before-Tax, Supplemental, Matching, Company and Bonus Contribution and Rollover Subaccounts in the various Investment Funds established by the Trustee. In the event an effective investment direction is not made by the Member pursuant to this Section 4.3, all such contributions shall be invested in the Corporate Bond Fund. A Member may direct the investment of such contributions in multiples of ten percent (10%) of the amount of the contribution. All investment directions given by a Member shall be deemed to be a continuing direction until changed. A Member may change such Member’s investment direction, in such manner and form as prescribed by the Administrator, on a daily basis, and such new investment direction shall become effective as soon as practicable following the receipt by the Administrator of such direction.

4.4    Transfers Between Investment Funds.    A Member may elect in such manner and form as the Administrator prescribes, to transfer amounts in such Member’s Before-Tax, Supplemental, Matching, Company, Bonus and Rollover Contributions Subaccounts into and out of the various Investment Funds; provided, however, no amounts may be transferred between the Subaccounts. The minimum amount that can be transferred out of any one Investment Fund is ten percent (10%) of the value of the Member’s Account, or if less, the entire amount invested in such Investment Fund.

4.5    Loans.    A loan to a Member under Article X shall be from such Member’s Account and shall be considered an earmarked investment of the Member’s Account. A loan to a Member shall reduce each subaccount on a pro rata basis and shall be charged against the Investment Funds each subaccount is invested in on a pro rata basis. Loan repayments shall reduce the amount of the loan to the extent they represent principal and shall be invested in the Investment Funds in accordance with the Member’s then existing investment direction. Repayments shall be credited to the Member’s subaccounts on a pro rata basis based on the amount of loan proceeds withdrawn from each subaccount to originate the loan.

ARTICLE V.    ALLOCATIONS AND ADJUSTMENTS

5.1    Forfeiture Allocation.    Subject to any restoration allocation required under Article VI, the Committee will allocate Member forfeitures which occur pursuant to Section 6.10 or 16.6 to first reduce the Company’s Matching Contributions for the Plan Year in which the forfeiture occurs, then to reduce the Company Contribution for the Plan Year in which the forfeiture occurs.

5.2    Revaluation of Trust Fund.    The assets of the Trust Fund shall be revalued by the Trustee quarterly on the last day of each calendar quarter, and in making such revaluation the Trustee shall take into account earnings or losses of the Trust Fund net of reasonable expenses and capital appreciation or depreciation in such assets whether or not realized. The method of revaluation shall be determined by the Trustee, and shall be followed with reasonable consistency from quarter to quarter.

5.3    Adjustment of Accounts.    The aggregate amount credited to the Account of all Members having Accounts in the Trust Fund shall be adjusted quarterly as of each Valuation Date in the manner described herein so as to be equal to the value of the assets on such date. Before allocating earnings to the Members’ subaccounts each Member’s subaccounts will be decreased by age 59 1/2 distributions that constitute less than a full distribution of the Members’ subaccounts, by forfeitures and by full distributions of a Member’s vested subaccounts that occurred in the prior month. The Member’s Account will be increased by contributions and loan payments made on behalf of the Member during the current month. Then, based on the Member’s investment fund elections, the Member’s subaccounts will be divided among the various investment funds. The earnings or loss of each investment fund for the month is then divided pro rata among all subaccounts invested in each investment fund.

5.4    Reports.    After completing the allocations provided for in Section 5.1, the Committee shall prepare a statement which shows the value of each Account then maintained by the Trustee for a Member, or where appropriate, for a Beneficiary. The Committee also shall prepare quarterly an Account statement for each Member and, where appropriate, each Beneficiary, which may be forwarded to that person and which shows the contributions to the Account of a Member for the relevant period of the Plan Year and the then value of that Account including any earnings and losses attributable to the Account.

5.5    Corrections.    If an error or omission is discovered in any Account, the Committee shall make such adjustment as it deems necessary to remedy in an equitable manner such error or omission in such Account not later than the last day of the Plan Year in which the error or omission is discovered.

ARTICLE VI.    VESTING

6.1    Vesting.

(a)    A Member shall at all times-be fully vested in the Member’s Before-Tax Subaccount, Supplemental Subaccount, Matching Subaccount, Bonus Subaccount and Rollover Subaccount.

(b)    Except as otherwise provided in Sections 6.3 through 6.6, a Member’s nonforfeitable percentage of the Member’s Company Contribution Subaccount shall be determined in accordance with the following vesting schedule:

Years of Vesting; Service	Percent Vested
Less than 5 years	0%
At least 5 years	100%

6.2    Additional Years of Vesting Service.    For purposes of determining “Years of Vesting Service”, the Plan takes into account all Years of Prior Service.

6.3    Normal Retirement.    Notwithstanding the vesting schedule in Section 6.01, a Member’s Account is one hundred percent (100%) nonforfeitable upon and after attaining the Normal Retirement Age if the Member is an Employee on or after that date. An Employee may terminate employment and retire for the purposes hereof upon the Member’s Normal Retirement Date, and all amounts credited to such Member’s Account shall be paid to him as set forth in Article 7. If a Member continues as an Employee after the Member’s Normal Retirement Date, the Member shall continue to be treated in all respects as a Member until the Member’s actual retirement.

6.4    Disability.    A Member’s Account will be one hundred percent (100%) nonforfeitable if the Member’s Termination of Service is a result of the Member’s Disability.

6.5    Death.    A Member’s Account will be one hundred percent (100%) nonforfeitable upon the Member’s death.

6.6    Restoration of Forfeited Account Balance Upon Re-employment.

(a)    A Member who is re-employed as an Employee after receiving a distribution of the entire amount of the Member’s vested Account may repay to the Trustee the amount of the distribution attributable to the Member’s Company Contribution and Matching Subaccounts unless the Member no longer has a right to restoration because:

(i)    Five (5) years have elapsed since the Member’s first re-employment date as an Employee following the cash-out distribution; or

(ii)    The Member incurred a Forfeiture Break in Service.

If a Member makes the distribution repayment, the Committee must restore the Member’s Company Contribution Subaccount to the same dollar amount as the dollar amount of the Member’s Company Contribution Subaccount on the Valuation Date immediately preceding the date of the cash-out distribution, unadjusted for any gains or losses occurring subsequent to that Valuation Date. Restoration of the Member’s Company Contribution Subaccount includes restoration of all Code section 411(d)(6) protected benefits with respect to the restored Company Contribution Subaccount in accordance with applicable Regulations.

(b)    The Committee will restore the Company Contribution Subaccount as of the Valuation Date coinciding with or immediately following the repayment. To restore the Member’s subaccounts, the Committee, to the extent necessary, will allocate to the Member’s subaccounts:

(i)    The amount, if any, of Member forfeitures the Committee would otherwise allocate under Section 5.1; and

(ii)    The Company Contribution from the Company for the purpose of restoration.

6.7    Zero Percent (0%) Vested Member.    A Member who is zero percent (0%) vested in the Member’s Company Contribution Subaccount on the date of such Member’s Termination of Service shall be deemed to have received a distribution of the entire non-forfeitable balance in the Company Contribution Subaccount on the date of such Termination of Service. For purposes of applying the restoration provisions of Section 6.7, the Committee will treat the zero percent (0%) vested Member as repaying the Member’s deemed distribution on the first date of the Member’s re-employment as an Employee.

6.8    Forfeiture Occurs.    A Member’s forfeiture, if any, of the Member’s Company Contribution Subaccount occurs under the Plan on the earlier of:

(a)    The last day of the Plan Year in which the Member first incurs a Forfeiture Break in Service; or

(b)    The day on which the entire vested portion of the Member’s Company Contribution Subaccount is distributed or deemed to be distributed as provided in Section 6.8.

A Member does not forfeit any portion of the Member’s Company Contribution Subaccount for any other reason or cause except as expressly provided by this Section 6.10 or as provided under Section 16.6.

6.9    Distribution Following Loan.    Any Member who has received a loan under Article X that has not been repaid under Section 10.7 and who thereafter has a Termination of Service will be entitled to a vested benefit in the Member’s Account calculated pursuant to Treasury Regulation Section 1.411(a)-7(d)(5)(iii)(B) or any successor Treasury Regulation thereto.

6.10    Amendment to Vesting Schedule.    Though the Union reserves the right to amend the vesting schedule at any time, the Committee will not apply the amended vesting schedule to reduce the nonforfeitable percentage of any Member’s Company Contribution Subaccount as of the later of the date the Union adopts the amendment, or the date the amendment becomes effective) to a percentage less than the nonforfeitable percentage computed under the Plan without regard to the amendment. An amended vesting schedule will apply to a Member only if the Member receives credit for at least one Hour of Service after the new schedule becomes effective. If the Union makes a permissible amendment to the vesting schedule, each Member having at least three (3) Years of Service with the Employer may elect to have the percentage of the Member’s nonforfeitable Company Contribution Subaccount computed under the Plan without regard to the amendment. The Member must file the Member’s election with the Administrator within sixty (60) days of the latest of (a) the Union’s adoption of the amendment; (b) the effective date of the amendment; or (c) the Member’s receipt of a copy of the amendment. The Administrator, as soon as practicable, must forward a true copy of any amendment to the vesting schedule to each affected Member, together with an explanation of the effect of the amendment, the appropriate form upon which the Member may make an election to remain under the vesting schedule provided under the Plan prior to the amendment and notice of the time within which the Member must make an election to remain under the prior vesting schedule. The election described in this Section 6.11 does not apply to a Member if the amended vesting schedule provides for vesting at least as rapid at all times as the vesting schedule in effect prior to the amendment. For purposes of this Section 6.11, an amendment to the vesting schedule includes any Plan amendment which directly or indirectly affects the computation of the nonforfeitable percentage of an Employee’s rights to the Member’s Company Contribution and Matching Subaccounts. Furthermore, the Committee must treat any shift in the vesting schedule, due to a change in the Plan’s top-heavy status, as an amendment to the vesting schedule for purposes of this Section 6.11.

ARTICLE VII.    PAYMENT OF BENEFITS

7.1    Entitlement.    Upon a Member’s Termination of Service, such Member, or in the event of such Member’s death, such Member’s Beneficiary, shall become entitled to such Member’s Accrued Benefit. In the event the Member dies after Termination of Service but prior to payment of such Member’s benefit, such Member’s Accrued Benefit shall be paid to such Member’s Beneficiary.

7.2    Method of Distribution.    Subject to Section 7.3(a), distribution of a Member’s Accrued Benefit shall be made in one single sum from the Trust Fund.

7.3    Benefit Commencement.    The payment of the Accrued Benefit to which a Member, or, in the event of the Member’s death, such Member’s Beneficiary, is entitled shall be made as soon as practicable after such Member incurs a Termination of Service; provided, however, in no event shall the payment be made more than sixty.(60) days after the end of the calendar month in which the Member incurs the later of the Member’s Termination of Service or the date the Administrator receives satisfactory evidence of the Member’s death or Disability, if applicable. Notwithstanding the foregoing, the following special rules shall apply:

(a)    If such Member has not reached age 65 and such Member’s Accrued Benefit is more than $5,000 ($3,500 in the case of distributions in Plan Years beginning before August 6, 1997), accelerated distribution may not be made without such Member’s consent. If the Member does not consent to distribution prior to attaining age 65, then distribution shall be made as soon as practicable after the close of the Plan Year in which such Member attains age 65, but in no event later than sixty (60) days following the close of such Plan Year.

(b)    In no event shall distribution of a Member’s Accrued Benefit be made later than the April 1 next following the calendar year in which the Member attains age 70½.

(c)    Distribution may be made to an alternate payee under a qualified domestic relations order prior to the Member’s attainment of earliest retirement age (as defined under Code section 414(p)) only if: (1) the order either specifically allows distribution prior to that time or permits the Plan and the alternate payee to authorize an earlier distribution; and (2) if the amount of the alternate payee’s benefit under the Plan exceeds $5,000 ($3,500 in the case of distributions in Plan Years beginning before August 6, 1997) and the order requires consent to the distribution, that the alternate payee consents to the timing of the distribution.

7.4    Rollover.

(a)      Definitions.    For purposes of this Section, the following terms shall have the meaning set forth below.

(1)    “Eligible rollover distribution” shall mean any distribution of all or a portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: (i) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; (ii) any distribution to the extent such distribution is required under Code section 401(a)(9); (iii) effective January 1, 2000, any hardship distribution as described in Code section 401(k)(2)(B)(i)(IV); and (iv) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer’s securities).

(2)    “Eligible retirement plan” shall mean an individual retirement account described in Code section 408(a), an individual retirement annuity described in Code section 408(b), an annuity plan described in Code section

403(a), or a qualified trust described in Code section 401(a), that accepts the distributee’s eligible rollover distribution. However, in the case of an eligible rollover distribution to the Surviving Spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

(3)    “Distributee” shall include an Employee or former Employee. In addition, the Employee’s or former Employee’s Surviving Spouse and the Employee’s or former Employee’s Spouse or former spouse who is the alternate payee under a Qualified Domestic Relations Order are distributees with regard to the interest of the Spouse or former spouse.

(4)    “Direct rollover” shall mean a payment by the Plan to the eligible retirement plan specified by the distributee.

(b)    General Rule.    Notwithstanding any provision of the Plan to the contrary that would otherwise limit the election of a distributee wider this Section, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in -a direct rollover.

(c)    Default Procedures.    The Committee may establish from time to time default procedures under which the Plan may make distributions as direct rollovers or under the other distribution provisions of this Article, provided that such procedures comply with the substantive and notification requirements of the applicable Regulations or other relevant IRS guidance.

7.5    Medium of Payment.    Distribution of a Member’s Accrued Benefit shall be made entirely in cash; provided, however, that distribution of a Member’s Stock Subaccount shall be made in whole Shares to the extent such Shares remain in such Member’s Stock Subaccount, with the value of any fractional interest in Shares paid in cash, unless the Member elects to receive such amounts in cash, in which case the Shares allocated to the Member’s Stock Subaccount immediately prior to the date of distribution shall be converted to cash and the amount that the Member shall receive is the fair market value of the Shares as of the date the Shares are converted to cash.

7.6    Applicable Valuation Date.    The Accrued Benefit to be distributed pursuant to this Article VII shall be based upon the value of the Member’s Account as of the Valuation Date immediately following the Member’s Termination of Service, adjusted for contributions to the Member’s Account after that date and before the date of distribution. Distributions required in connection with contributions allocated after the distribution of a Member’s Account shall be made as soon as administratively practicable.

7.7    Distribution of Stock Subaccount.    Notwithstanding any provision of the Plan to the contrary, in no event shall any distribution of a Member’s Stock Subaccount be made before permitted under Section 7.3.

7.8    Limitation on Distributions.    Notwithstanding any other provisions of this Plan, any distribution from this Plan shall be made in accordance with the requirements of Code section 401(a)(9) and Regulations promulgated under that Section, and such requirements shall take precedence over any contrary provisions in this Plan.

ARTICLE VIII.    MAXIMUM ACCOUNT ADDITIONS

8.1    Application.    The provisions of this Article VIII shall govern notwithstanding any other provisions of the Plan.

8.2    Definitions.    For purposes of this Article and as otherwise used in this Plan, the following terms shall have the meaning set forth below.

(a)    “Annual Addition” shall mean the following amounts which, without regard to this Article, are to be credited to the Member’s Account for any Limitation Year: (1) all Company contributions, including Before-Tax Contributions, Supplemental Contributions, Bonus Contributions, Matching Contributions and Company Contributions and (2) such other amounts as may be required to be included under the Code section 415 and the Regulations thereunder. “Annual Addition” shall not include, without limitation, Rollover Contributions.

(b)    “Limitation Year” shall mean the 12-month period beginning January 1 and ending the next following December 31.

(c)    “415 Compensation” shall mean, as to each Employee, the total compensation from the Company, including overtime and bonuses, which is paid to an Employee. For purposes of applying the limitations under Code sections 404(a), 415 and 416, “415 Compensation” shall include: wages, salaries, fees for professional services and other amounts received for services actually rendered in the course of employment with the Company (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses) paid during the Limitation Year and shall exclude: (1)(A) Company contributions to a deferred compensation plan which are not includable in the Employee’s gross income for the taxable year in which contributed, (B) Company contributions made on behalf of the Employee to a simplified employee pension plan to the extent such contributions are deductible from the Employee’s gross income, (C) any distribution from a plan of deferred compensation, regardless of whether such amounts are includable in the gross income of the Employee when distributed, except however, any amounts received by an Employee pursuant to an unfunded nonqualified plan to the extent such amounts are includable in the gross income of the Employee; (2) amounts realized from the exercise of a nonqualified stock option, or amounts realized when restricted stock (or property) held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; (3) amounts realized from the sale, exchange, or other disposition of stock acquired under a qualified stock option; and (4) other amounts which receive special tax benefits, such as premiums for group term life insurance (but only to the extent that the premiums are not includable in the gross income of the Employee), or contributions made by the Company (whether or not under a salary reduction agreement) towards the purchase of any annuity contract described in Code section 403(b) (whether or not the contributions are excludable from the Employee’s gross income); provided, however, 415 Compensation in excess of $150,000 (as such amount may be adjusted for inflation from time to time for a Limitation Year under Code sections 401(a)(17) and 415(d)) in any Limitation Year shall be disregarded. The foregoing notwithstanding, for purposes of applying the limitations of this Article effective for Limitation Years beginning after December 31, 1997, “415 Compensation” shall include any elective deferral under Code section 402(g)(3), and any amount which is contributed or deferred by the Participating Corporation at the election of the Employee which is not includable in the gross income of the Employee by reason of Code sections 125, 457 or, effective January 1, 2001, Code section 132(f)(4).

8.3    General Rules.

(a)    The Annual Addition credited to a Member’s Account for any Limitation Year may not exceed the lesser of (1) $30,000 (as adjusted from time to time under Code section 415(d)), or (2) twenty five percent (25%) of the Member’s 415 Compensation for the Limitation Year.

(b)    For purposes of this Article VIII, all defined contribution plans maintained by the Company shall be treated as one plan and all defined benefit plans maintained by the Company shall be treated as one plan, as provided in Code section 415(f).

8.4    Order of Reduction.

(a)    Any adjustment required to satisfy the limitations set forth in Code section 415 as a result of a Member’s participation in another defined contribution plan or defined benefit plan, shall be made first to this Plan and then to annual additions under any defined benefit plan maintained by the Company.

(b)    If the Committee determines that the allocation of contributions, if any, to the Account of a Member will cause the Annual Addition for that Member to exceed the limitations set forth in Section 8.3 and that an adjustment under this Plan is required to satisfy Section 8.3, the excess amounts shall be held unallocated in a suspense account for the Limitation Year and allocated and reallocated in the next Limitation Year to all of the Members of the Plan. The excess amounts must be used to reduce Company contributions for the next Limitation Year (and succeeding Limitation Years, as necessary) for all of the Members in the Plan. For purposes of this Section, excess amounts may not be distributed to a Member or former Member. If the allocation or reallocation of the excess amounts in a later Limitation Year causes the limitations of Code section 415 to be exceeded with respect to each Plan Member for the Limitation Year, then these amounts must be held unallocated in the suspense account. If the suspense account is in existence at any time during a particular Limitation Year other than the Limitation Year described in the preceding sentence, all amounts in the suspense account must be allocated and reallocated to the Members’ Accounts (subject to the limitations of Code section 415) before any Company contributions which would constitute annual additions may be made to the Plan for that Limitation Year.

ARTICLE IX.    SPECIAL DISCRIMINATION RULES

9.1    Definitions.    For purposes of this Article and as otherwise used in this Plan, the following terms shall have the meanings set forth below.

(a)    “Actual Deferral Percentage” or “ADP” shall mean the ratio (expressed as a percentage) of the sum of Before-Tax Contributions and Supplemental Matching Contributions made for the Plan Year on behalf of an Employee eligible to enroll in the Plan pursuant to Article II (excluding any “Excess Deferrals” by a “Non-highly Compensated Employee”) to the Member’s 415 Compensation for that period of the Plan Year for which such person is a Member.

(b)    “Average Actual Deferral Percentage” shall mean the average (expressed as a percentage) of the Actual Deferral Percentages o£ such Employees in a group. The percentage shall be rounded to the nearest one-hundredth of one percent.

(c)    “Excess Deferrals” shall have the meaning set forth in Section 9.2.

(d)    “Excess ADP Deferrals” shall have the meaning set forth in Section 9.5.

(e)    “Family Member” shall mean, with respect to any “Highly Compensated Employee” who was a five percent (5%) or more owner of the Company or one (1) of the ten (10) highest paid Highly Compensated Employees during the current Plan Year, the Employee’s spouse, a lineal ascendant or descendant, or a spouse of a lineal ascendant or descendant.

(f)    “Highly Compensated Employee” shall any Employee eligible to participate in the Plan pursuant to Article II who, during the current or prior Plan Year:

(i)    was a five percent (5%) or more owner of the Company;

(ii)    received 415 Compensation from the Company in excess of $75,000 for the Plan Year;

(iii)    received 415 Compensation from the Company in excess of $50,000 for the Plan Year and was among the “top paid group” (as defined in Code section 414(q)) of Employees during the Plan Year; or

(iv)    was an officer receiving 415 Compensation in excess of fifty percent (50%) of the amount specified in Code section 415(b)(1)(A)

for the Plan Year. For this purpose no more than fifty (50) Employees shall be deemed officers.

Effective for Plan Years beginning after December 31, 1996, any Employee who:

(i)    was a five percent (5%) or more owner of the Participating Company during the current or prior Plan Year; or

(ii)    for the prior Plan Year received annual compensation from a Participating Company or an Affiliate in excess of $80,000 (as adjusted from time to time as described below) and was among the top paid group of Employees during the prior Plan Year.

An Employee is in the “top-paid group” of Employees for any Plan Year if the Employee is in the group consisting of the top twenty percent (20%) of the Employees when ranked on the basis of annual compensation paid during such Plan Year.

The $80,000 limitation referred to in this Section shall be adjusted in the same manner as the limitations specified in Code section 415(b)(1)(A). For purposes of this Section, “annual compensation” shall mean “415 Compensation” as defined in Section 8.2(c) of the Plan. The adjusted limitation referred to in this Section for the Plan Year beginning on the Effective Date of this Restatement is $85,000.

The term Highly Compensated Employee also includes any former Employee who separated from Service (or is deemed to have separated from Service, as determined under the Regulations) prior to the Plan Year, performs no Service for the Participating Company during the Plan Year, and was a Highly Compensated Employee either for the separation year or any Plan Year ending on or after such Employee’s 55th birthday.

For purposes of determining whether an Employee is a Highly Compensated Employee, Code sections 414(b), (c), (m), (n) and (o) shall be applied.

This Plan will cover only Employees who are included in a unit of employees covered by a collective bargaining agreement and will not include any Highly Compensated Employees pursuant to Code section 414(q)(8)(E).

(g)    “Maximum Combined Percentage” shall have the meaning set forth in Section 9.10(b).

(h)    “Non-highly Compensated Employee” shall mean an Employee eligible to participate in the Plan pursuant to Article II who is neither a Highly Compensated Employee nor a Family Member of a Highly Compensated Employee.

(i)    “Qualified Elective Deferrals” shall mean the Before-Tax Contributions and Supplemental Matching Contributions made on behalf of a

Member and designated by the Committee as Qualified Elective Deferrals, which satisfy the following requirements:

(i)    the aggregate of all Before-Tax Contributions and Matching Contributions for the Plan Year, including the Qualified Elective Deferrals, must satisfy the requirements of Section 9.3(a);

(ii)    the Before-Tax Contributions and Matching Contributions for the Plan Year, excluding the Qualified Elective deferrals, must satisfy the requirements of Section 9.3(a); and

(iii)    Qualified Elective Deferrals must satisfy all other provisions of this Plan applicable to Before-Tax Contributions and Matching Contributions, respectively, and shall remain part of the Member’s Before-Tax Subaccount and Subaccount, respectively. Nevertheless, except as provided in this Section 9.1(m), Qualified Elective Deferrals shall be excluded in determining whether any other contribution or benefit satisfies the nondiscrimination requirements of Code sections 401(a)(4) and 401(k)(3).

9.2    Limit on Before-Tax Contributions.

(a)    Notwithstanding any other provision of the Plan to the contrary, the aggregate of a Member’s Before-Tax Contributions during a calendar year may not exceed $7,000 (as adjusted upwards from time to time pursuant to Code section 415(d)). Any Before-Tax Contribution in excess of the foregoing limits (“Excess Deferral”), plus any income and minus any loss allocable thereto, may be distributed to the applicable Member no later than April 15 following the Plan Year in which the Before-Tax Contributions were made.

(b)    Any Member who has an Excess Deferral during a calendar year may receive a distribution of the Excess Deferral plus any income or minus any loss allocable thereto, provided (1) the Member requests the distribution of the Excess Deferral, (2) the distribution occurs after the date the Excess Deferral arose, and (3) the Committee designates the distribution as a distribution of an Excess Deferral. A Member shall be deemed to have notified the Committee of the Excess Deferral if such Member has Excess Deferrals for the Plan Year, taking into account Excess Deferrals under plans maintained by the Company.

(c)    If a Member makes a Before-Tax Contribution under this Plan and in the same calendar year makes a contribution to any other Code section 401(k) plan containing a cash or deferred arrangement, or a Code section 408(k) plan (simplified employee pension plan) or Code section 403(b) plan (tax-sheltered annuity) and, after the return of any Excess Deferral pursuant to Section 9.2(a) and (b), the aggregate of all such Before-Tax Contributions and other such contributions exceeds the limitations contained in Code section 402(g), then such Member may request that the Committee return all or a portion of the Member’s Before-Tax Contributions for the calendar year plus any income and minus any loss allocable thereto. The amount by which such Before-Tax Contributions and other such contributions exceed the Code section 402(8) limitations will also be known as an Excess Deferral. A Member shall be deemed to have notified the Committee of the Excess Deferral if such Member has Excess Deferrals for the Plan Year, taking into account Excess Deferrals under plans maintained by the Company.

(d)    Any request for a return of Excess Deferrals pursuant to Section 9.2(c) must be made in writing, be submitted to the Committee not later than the March 1 following the Plan Year in which the Excess Deferral arose, specify the amount of the Excess Deferral, and contain a statement that if the Excess Deferral is not distributed, it will, when added to amounts deferred under other plans or arrangements described in Code sections 401(k), 408(k), or 403(b), exceed the limit imposed on the Member by Code section 402(8) for the year in which the Excess Deferral occurred.

(e)    Before-Tax Contributions may only be returned to the extent necessary to eliminate a Member’s Excess Deferral. Excess Deferrals shall be treated as Annual Additions under Article VIII of the Plan. In no event shall the returned Excess Deferrals for a particular calendar year exceed the Member’s aggregate Before-Tax Contributions for such calendar year.

(f)    The income or loss allocable to a Before-Tax Contribution that is returned to a Member pursuant to Section 9.2(a) or (c) shall be determined in the same manner as provided in Section 5.1.

NOTE: THE PLAN COVERS ONLY EMPLOYEES WHO ARE INCLUDED IN A UNIT OF EMPLOYEES COVERED BY A COLLECTIVE BARGAINING AGREEMENT AND WILL NOT INCLUDE ANY HIGHLY COMPENSATED EMPLOYEES. UNDER TREASURY REGULATION SECTION 1.401(k)-1(a)(7) AND 1.401(m)-1(a)(3), THE REQUIREMENTS OF PLAN SECTION 9.3 THROUGH 9.5 ARE AUTOMATICALLY SATISFIED.

9.3    ADP Test.

(a)    The Average Actual Deferral Percentage for Highly Compensated Employees for each Plan Year and the Average Actual Deferral Percentage for Non-highly Compensated Employees for the same Plan Year must satisfy one of the following tests:

(i)    The Average Actual Deferral Percentage for Members who are Highly Compensated Employees for the Plan Year shall not exceed the Average Actual Deferral Percentage for Members who are Non-highly Compensated Employees for the Plan Year multiplied by 1.25; or

(ii)    The excess of the Average Actual Deferral Percentage for Members who are Highly Compensated Employees for the Plan Year over the Average Actual Deferral Percentage for Members who are Non-highly

Compensated Employees for the Plan Year is not more than two (2) percentage points, and the Average Actual Deferral Percentage for Members who are Highly Compensated Employees is not more than the Average Actual Deferral Percentage for Members who are Non-highly Compensated Employees multiplied by 2.

(b)    The permitted disparity between the Average Actual Deferral Percentage for Highly Compensated Employees and the Average Actual Deferral Percentage for Non-highly Compensated Employees may be further reduced as required by Section 9.10.

(c)    If at any time during a Plan Year the Committee, as a result of periodic testing for compliance with the provisions of Section 9.3(a), determines that the Plan may not comply with such provisions as of the end of such Plan Year, the Committee, in its discretion, may temporarily suspend a Highly Compensated Employee’s Deferral Election for all or a portion of such remaining Plan Year and shall promptly notify the Member of the suspension. If at the end of the Plan Year, the Plan does not comply with the provisions of Section 9.3(a), the Company shall distribute Before-Tax Contributions to certain Highly Compensated Employees as provided in Section 9.5, except as otherwise provided in the Code or in Treasury Regulations.

9.4    Special Rules For Determining Average Actual Deferral Percentage.

(a)    The Actual Deferral Percentage for any Highly Compensated Employee for the Plan Year who is eligible to have before-tax contributions allocated to such person’s account under 2 or more arrangements described in Code section 401(k) that are maintained by the Company shall be determined as if such before-tax contributions were made under a single arrangement.

(b)    If 2 or more plans maintained by the Company are treated as one plan for purposes of the nondiscrimination requirements of Code section 401(a)(4) or the coverage requirements of Code section 410(b) (other than for purposes of the average benefits test), all before-tax contributions that are made pursuant to those plans (other than an employee stock ownership plan within the meaning of Code section 4975(e)(7)) shall be treated as having been made pursuant to one plan.

(c)    For purposes of determining the ADP of a Highly Compensated Employee who is either a five percent (5%) or more owner of the Company or one (1) of the ten (10) highest paid Highly Compensated Employees during the Plan Year, the Before-Tax Contributions and 415 Compensation of such Member shall include the Before-Tax Contributions and 415 Compensation of such person’s Family Members. Any person who is a Family Member shall not be treated as a separate Employee in determining the Average Actual Deferral Percentage for either Non-highly Compensated Employees or for Highly Compensated Employees.

(d)    The determination and treatment of Before-Tax Contributions and the Actual Deferral Percentage of any Member shall be in accordance with such other requirements as may be prescribed from time to time in Treasury Regulations.

9.5    Distribution of Excess ADP Deferrals.

(a)    Before-Tax Contributions exceeding the limitations of Section 9.3(a) “Excess ADP Deferrals”) and any income or loss allocable to such Excess ADP Deferral shall be designated by the Committee as Excess ADP Deferrals and shall be distributed to Highly Compensated Employees whose Accounts were credited with Excess ADP Deferrals in the preceding Plan Year. In determining the amount of Excess ADP Deferrals for each Highly Compensated Employee, the Committee shall reduce the ADP for each Highly Compensated Employee as follows:

(i)    The ADP for the Highly Compensated Employee(s) with the highest ADP will be reduced until equal to the second highest ADPs under the Plan; then

(ii)    The ADP for the 2 (or more) Highly Compensated Employees with the highest ADPs under the Plan will be reduced until equal to the third highest ADP level under the Plan; then

(iii)    The steps described in (1) and (2) shall be repeated with respect to the third and successive highest ADP levels under the Plan until the Plan complies with one or both of the ADP tests described in Section 9.3(a).

(b)    To the extent administratively possible, the Committee shall distribute all Excess ADP Deferrals and any income or loss allocable thereto prior to March 15 following the end of the Plan Year in which the Excess ADP Deferrals arose. In any event, however, the Excess ADP Deferrals and any income or loss allocable thereto shall be distributed prior to the end of the Plan Year following the Plan Year in which the Excess ADP Deferrals arose. Excess ADP Deferrals shall be treated as Annual Additions under Article VIII of the Plan.

(c)    The income or loss allocable to Excess ADP Deferrals shall be determined in the same manner as provided in Section 5.1.

(d)    If an Excess Deferral has been distributed to the Member pursuant to Section 9.2(a) or (b), then any Excess ADP Deferral allocable to such Member for the same Plan Year shall be reduced by the amount of such Excess Deferral.

(e)    Distribution of Excess ADP Deferrals to Members described in Section 9.4(c) shall be made in accordance with the provisions of Treasury Regulation Section 1.401(k)-1(f)(4) or any successor Treasury Regulation thereto.

9.6    Order of Applying Certain Sections of Article IX.    In applying the provisions of this Article IX, the determination and distribution of Excess Deferrals shall be made first (to the extent possible) and the determination, elimination of Excess ADP Deferrals shall be made second.

ARTICLE X.    LOANS

10.1    Authority.    The Committee shall have the discretion to direct the Trustee to loan money to a Member who is an Employee, a Member who is a former Employee (if such Member is a party in interest, as defined in Section 3(14) of ERISA, with respect to the Plan), the Beneficiary of a deceased Member of an alternate payee under a Qualified Domestic Relations Order as defined in Section 16.5 (hereinafter referred to in this Article X as the “Applicant”.) Each such loan shall be treated as an investment of the Applicant’s Account.

10.2    Loan Application.    An Applicant who wishes to borrow money from the Plan shall file a written loan application with the Committee on the form provided by the Committee for such purpose. The Committee, in the exercise of its sole discretion, shall approve the loan if the Committee determines that the loan will not constitute a taxable distribution from the Plan and, if the Applicant is an Employee, such Applicant has agreed to repay the loan through payroll deduction. In exercising its discretion to approve or deny loans, the Committee shall make loans to all Applicants on a reasonably equivalent basis and shall not make loans to Highly Compensated Employees, officers, or shareholders in an amount greater than the amount made available to other Applicants.

10.3    Claims Procedure.    Loans from the Plan that are denied shall be processed by the Loan Administrator in accordance with the claims procedure in Section 13.7 of the Plan.

10.4    Loan Limits.

(a)    Loans made pursuant to this Article X shall be limited to the lesser of: (1) $50,000 reduced by the highest outstanding loan balance during the one-year period ending on the day before the loan is made, or (2) one-half of the Applicant’s nonforfeitable Accrued Benefit as determined under Article V as of the Valuation Date immediately preceding the filing of the Applicant’s loan application; provided, however, in no event shall a loan exceed the value of the Applicant’s Before-Tax Contribution. In addition, the Committee may further limit the amount loaned to any Applicant in order to maintain a reserve chargeable against the Applicant’s Account for income taxes which would have to be withheld by the Trustee if the loan becomes a deemed distribution to the Applicant. Any such taxes required to be withheld by the Trustee (whether or not such reserve has been created) shall be charged to and reduce the Applicant’s Account to the extent possible, and any excess shall be treated as an administrative expense of the Plan which shall be reimbursed by such Applicant.

(b)    An Applicant must have a minimum of Five Thousand Dollars ($5,000.00) in his Account in order to receive a loan.

(c)    In no event shall a loan be made for less than One Thousand Dollars ($1,000.00).

(d)    Until the December 31, 2000, an Applicant shall not be granted more than one loan per calendar year, and an Applicant may not borrow from the Plan if such Applicant has another outstanding loan from the Plan. Effective October 1, 2001, an applicant may secure a second loan in a calendar year so long as such loan otherwise meets the requirements of all other provisions of this Article X.

10.5    Adequate Security.    Loans shall be adequately secured by the Applicant’s Account and supported by the Applicant’s collateral promissory note for the amount of the loan, made payable to the Trustee; provided, however, no more than fifty percent (50%) of the Applicant’s Account, determined immediately after the origination of the loan, may be pledged as security for such loan.

10.6    Interest Rate.    Loans shall bear interest at a rate determined by the Committee which is commensurate with the interest rate charged by persons in the business of lending money for loans made under similar circumstances. In making such determination, the Committee shall consider rates charged by commercial lenders in the region in which the Applicant is located for similar loans, such as secured personal loans, car loans or home equity loans.

10.7    Repayment.

(a)    Each loan shall be evidenced by a written note, payable to the Trustee, providing for level amortization with not less than monthly payments over a fixed period not to exceed five (5) years. However, loans used to acquire any dwelling unit which, within a reasonable time, is to be used (determined at the time the loan is made) as a principal residence of the Applicant shall provide for periodic repayment over a reasonable period of time that may exceed five (5) years.

(b)    Loans to an Applicant who is an Employee must be repaid by payroll deduction. Payroll deductions will continue until the earlier of the date the loan is repaid or the date the Applicant is entitled to distribution under the terms of the Plan. If an Applicant’s paycheck is ever insufficient to cover the amount of a loan payment, then such Applicant shall pay the deficiency from outside funds.

(c)    If on the date an Applicant’s Account becomes payable pursuant to Article VII of the Plan the Applicant has an outstanding loan balance, then an amount equal to such loan amount together with accrued interest shall be deemed immediately due and payable and if not paid within thirty (30) days, the unpaid balance of the loan will be reported to the IRS as a distribution of the Account.

10.8    Default.    An Applicant is not allowed to stop payroll deductions for repayment of a loan prior to the Applicant’s Termination of Service. An Applicant who is not an Employee or who is no longer making loan payments sufficient to cover the Applicant’s loan payments through payroll deduction or otherwise shall be in default on a loan if such Applicant fails to make a loan payment, as determined by the Administrator, before the date the next following loan payment becomes due and payable, and the entire balance of the loan shall become immediately due and payable; provided, however that in no event shall an Applicant’s Account be applied to repay the loan until the Applicant’s Account is otherwise payable under the terms of the Plan.

10.9    Foreclosure.    If the entire balance of an Applicant’s loan becomes immediately due and payable under Section 10.8, the Administrator shall foreclose, to the extent necessary, on the collateral held as security for the Applicant’s loan as soon as the Applicant’s Account becomes payable under the Plan. The Administrator may, however, delay such foreclosure, provided the delay:

(a)    will not cause the Plan to lose any principal or interest, and

(b)    the criteria for such delay are applied by the Administrator to all similar loans on a reasonably equivalent basis.

10.10    Withdrawals.    As provided in Sections 10.1, 10.2 and 10.3, no amount held as security for a loan may be withdrawn by an Applicant from such Applicant’s Account while a loan is outstanding.

10.11    Loan Investment.    All loans under this Article X shall be treated as investments of the Trust. Loans shall be charged pro rata against such Applicant’s subaccounts (excluding the Stock Subaccount). Interest and principal repayment shall be added to such subaccounts as provided in Section 4.5.

ARTICLE XI.    TOP HEAVY PROVISIONS

Top Heavy Requirements of Code section 416 do not apply to the Plan. The Plan covers only Employees included in a unit of employees covered by a collective bargaining agreement between the Union and the Company as described in Code section 416(i)(4).

ARTICLE XII.    DESIGNATION OF BENEFICIARIES

12.1    Beneficiary Designation.    Every Member shall file with the Administrator a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon such Member’s death. A Member may from time to time revoke or change such Member’s Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Administrator. Notwithstanding the foregoing, no designation of a nonspousal Beneficiary by a Member shall be given effect unless, in conformity with Code section 417(a)(2)(A) and the Regulations thereunder, such Member’s Surviving Spouse, if any, had consented in writing to such designation or expressly consented to all future designations; provided that (a) spousal consent shall not be required where the spouse cannot be located or on account of such other circumstances, if any, as are set forth in the Regulations and (b) spousal consent, if required, must acknowledge the effect of such designation and be witnessed by a Plan representative or notary public. The last such designation received by the Administrator shall be controlling; provided, however, that no designation or change or revocation thereof shall be effective unless received by the Administrator prior to the Member’s death, and in no event shall it be effective as of a date prior to such receipt. All decisions of the Administrator concerning the effectiveness of any Beneficiary designation, and the identity of any Beneficiary, shall be final. If a Beneficiary shall die after the death of the Member and prior to receiving the distribution that would have been made to such Beneficiary had such Beneficiary’s death not occurred, and no alternate Beneficiary has been designated, then for the purposes of the Plan the distribution that would have been received by such Beneficiary shall be made to the Beneficiary’s estate.

12.2    Failure to Designate Beneficiary.    Subject to Section 12.1, if no Beneficiary designation is in effect at the time of a Member’s death, the payment of the amount, if any, payable under the Plan upon such Member’s death shall be made to the Member’s Surviving Spouse, if any, or if the Member has no Surviving Spouse, to the Member’s estate. If the Administrator is in doubt as to the right of any person to receive such amount, the Administrator may direct the Trustee to retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may direct the Trustee to pay such amount without liability for any interest thereon, until the rights thereto are determined, or the Committee may direct the Trustee to pay any such amount into any court of appropriate jurisdiction, and such payment shall be a complete discharge of the liability of the Plan and the Trust therefor.

ARTICLE XIII.    ADMINISTRATION OF THE PLAN

13.1    Powers and Duties of the Committee.    The Committee which shall have general responsibility for the administration of the Plan (including but not limited to complying with reporting and disclosure requirements, and establishing and maintaining Plan records). In the exercise of its sole and absolute discretion, the Committee shall interpret the Plan’s provisions and shall determine the eligibility of individuals for benefits. The Committee shall appoint an Employee or other Agent to act as Administrator and to perform such duties as designated herein or by the Committee. The Committee shall also engage such certified public accountants and other advisers and service providers, who may be accountants, advisers or service providers for the Administrator, as it shall require or may deem advisable for purposes of the Plan.

The Committee shall have the power to appoint or remove one or more investment advisers and to delegate to such adviser authority and discretion to manage (including the power to acquire and dispose of) the assets for the Plan, provided that (a) each adviser with such authority and discretion shall be either a bank, an insurance company or a registered investment adviser under the Investment Advisers Act of 1940, and shall acknowledge in writing that it is a fiduciary with respect to the Plan and (b) the Committee shall periodically review the investment performance and methods of each adviser with such authority and discretion.

13.2    Powers and Duties of Trustee.    The Trustee shall have responsibility under the Plan for the management and control of the assets of the Trust Fund and shall have discretionary responsibility for the investment and management of such assets, except to the extent that the Plan and Trust expressly provide that the Trustee is subject to the direction of the Committee with respect to all or a portion of the Trust Fund or the direction of a Member with respect to the investment of the Member’s Account in accordance with Section 4.3, in which case the Trustee shall be subject to proper directions of the Committee or Member which are made in accordance with the terms of the Plan and are not contrary to ERISA.

13.3    Agents; Report of Committee to Union.    The Committee may arrange for the engagement of such legal counsel, who may be counsel for the Union, and make use of such agents and clerical or other personnel as it shall require or may deem advisable for purposes of the Plan. The Committee may rely upon the written opinion of such counsel and the accountants engaged by the Committee, and may delegate to any such agent, or to any subcommittee or member of the Committee its authority to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at the discretion of the Committee. The Committee shall report to the Union, or to a committee of the Union designated for that purpose, as frequently as shall be specified by the Union or such committee, with regard to the matters for which it is responsible under the Plan.

13.4    Structure of Committee.    The Committee shall consist of three (3) or more Members, each of whom shall be appointed by, shall remain in office at the will of, and may be removed with or without cause by the Union. Any member of the Committee may resign at any time. No member of the Committee shall be entitled to act on or decide any matter relating solely to such member or any of such member’s rights or benefits under the Plan. In the event that the Committee is unable to act in any matter by reason of the foregoing restriction, the Union shall act on such matter. The members of the Committee shall not receive any special compensation for serving in the capacities as members of the Committee but shall be reimbursed for any reasonable expenses incurred in connection therewith. Except as otherwise required by ERISA, no bond or other security need be required of the Committee or any member thereof in any jurisdiction. Any member of the Committee, any subcommittee or agent to whom the Committee delegates any authority, and any other person or group of persons, may serve in more than one fiduciary capacity (including service both as a trustee and administrator) with respect to the Plan.

13.5    Adoption of Procedures of Committee.    The Committee shall establish its own procedures and the time and place for its meetings, and provide for the keeping of minutes of all meetings. A majority of the members of the Committee shall constitute a quorum for the transaction of business at a meeting of the Committee. Any action of the Committee may be taken upon the affirmative vote of a majority of the members of the Committee at a meeting. The Committee may also act without meeting by unanimous written consent.

13.6    Instructions for Disbursements.    All requests or directions for payment, distribution or disbursement from the Plan shall be signed by a member of the Committee or such other person or persons as the Committee may from time to time designate in writing. This person shall cause to be kept full and accurate accounts of receipts and disbursements of the Plan, shall cause to be deposited all funds of the Plan to the name and credit of the Plan in such depositories as may be designated by the Committee, shall cause to be disbursed the monies and funds of the Plan when so authorized by the Committee, and shall generally perform such other duties as may be assigned to such person from time to time by the Committee.

13.7 Claims for Benefits.    All claims for benefits under the Plan shall be submitted in writing to the Committee. Within a reasonable period of time the Committee shall decide the claim by majority vote in the exercise of its sole and absolute discretion. Written notice of the decision on each such claim shall be furnished within ninety (90) days after receipt of the claim; provided that, if special circumstances require an extension of time for processing the claim, an additional ninety (90) days from the end of the initial period shall be allowed for processing the claim, in which event the claimant shall be furnished with a written notice of the extension prior to the termination of the initial ninety (90) day period indicating the special circumstance requiring an extension. If the claim is wholly or partially denied, such written notice shall set forth an explanation of the specific findings and conclusions on which such denial is based. A claimant may review all pertinent documents and may request a review by the Committee of such a decision denying the claim. Such a request shall be made in writing and filed with the Committee within sixty (60) days after delivery to said claimant of written notice of said decision. Such written request for review shall contain all additional information which the claimant wishes the Committee to consider. The Committee may hold any hearing or conduct any independent investigation which it deems necessary to render its decision, and the decision on review shall be made as soon as possible after the Committee’s receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant within sixty (60) days after receipt by the Committee of a request for review, unless special circumstances require an extension of time for processing, in which event an additional sixty (60) days shall be allowed for review and the claimant shall be so notified in writing. Written notice of the decision on review shall include specific reasons for such decision. For all purposes under the Plan, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding and conclusive on all interested parties as to participation and benefit eligibility, the Employee’s amount of Compensation and as to any other matter of fact or interpretation relating to the Plan.

13.8    Hold Harmless.    To the maximum extent permitted by law, no member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on such member’s behalf in such member’s capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Union shall indemnify and hold harmless, directly from its own assets, each member of the Committee and each other officer, employee, or director of the Union to whom any duty or power relating to the administration or interpretation of the Plan or to the management and control of the assets of the Plan may be delegated or allocated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Union) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

13.9    Service of Process.    Service of Process may be made on the Union or Trustee, or on such other person designated by the Union shall be the agent for service of process under the Plan.

ARTICLE XIV.    TRANSFER OF PLAN ASSETS TO SUCCESSOR PLAN

No transfer of the Plan’s assets and liabilities to a successor employee benefit plan (whether by merger or consolidation with such successor plan or otherwise) shall be made unless (a) the Committee authorizes such transfer and (b) each Member would, if either the Plan or such successor plan then terminated, receive a benefit immediately after such transfer which (after taking account of any distributions or payments to them as part of the same transaction) is equal to or greater than the benefit such Member would have been entitled to receive immediately before such transfer if the Plan had then been terminated. The Committee may also request appropriate indemnification (as permitted by law) from the employer or employers maintaining such successor plan before making such a transfer.

ARTICLE XV.    AMENDMENT OR TERMINATION OF THE PLAN AND TRUST

15.1    Right to Amend, Suspend or Terminate Plan.

(a)    Subject to the provisions of Section 15.1(c), the Union reserves the right at any time to amend, suspend or terminate the Plan, to direct the Company to suspend any contributions thereunder, or to amend or terminate the Trust, or any contract issued by an insurance carrier forming a part of the Plan, in whole or in part, and for any reason and without the consent of any Member, Beneficiary, Surviving Spouse or other eligible survivor. The Plan shall automatically be terminated upon complete and final discontinuance of contributions thereunder.

(b)    The Committee may adopt any ministerial and nonsubstantive amendment which may be necessary or appropriate to facilitate the administration, management and interpretation, of the Plan or to conform the Plan thereto, or to qualify or maintain the Plan and the Trust as a plan and trust meeting the requirements of Code sections 401(a), 401(k) and 501(x) or any other applicable section of law and the Regulations issued thereunder, provided said amendment does not have any material effect on the currently estimated cost to the Company or Union of maintaining the Plan.

(c)    No amendment or modification shall be made which would retroactively (1) reduce, in contravention of section 411(d)(6) of the Code, any accrued benefits or (2) make it possible for any part of the funds of the Plan (other than such part as is required to pay taxes, if any, and administrative expenses as provided in Section 16.12) to be used for or diverted to any purposes other than for the exclusive benefit of Member and the Beneficiaries and Surviving Spouses and other eligible survivors under the Plan prior to the satisfaction of all liabilities with respect thereto.

15.2    Retroactivity.    Subject to the provisions of Section 15.1 (except Section 15.1(c)(1)), any amendment, modification, suspension or termination of any provisions of the Plan may be made retroactively if necessary or appropriate to qualify or maintain the Plan, the Trust and any contract with an insurance company which may form a part of the Plan as a plan and trust meeting the requirements of

Code sections 401(a), 401(k) and 501(a) or any other applicable section of law and the Regulations issued thereunder.

15.3    Notice.    Notice of any amendment, modification, suspension or termination of the Plan shall be given by the Union or the Committee, whichever adopts the amendment, to the other and to the Trustee.

15.4    No Further Contributions.    Upon termination of the Plan or a complete discontinuance of contributions, the Company shall not make any further contributions under the Plan, and no amount shall thereafter be payable under the Plan to or in respect of any Member except as provided in this Article. To the maximum extent permitted by ERISA, transfers, distributions or other dispositions of the assets of the Plan as provided in this Article shall constitute a complete discharge of all liabilities under the Plan. The Committee shall remain in existence and all of the provisions of the Plan which in the opinion of the Committee are necessary for the execution of the Plan and the administration, distribution, transfer or other disposition of the assets of the Plan in accordance with this Section shall remain in force.

After adjustment for profits and losses of the Trust Fund to such termination date in the manner described in Article V, each Account of a Member who has not incurred a Break in Service which contains an Accrued Benefit (determined without regard to this Section) as of the date of such termination shall be fully vested as of such date.

Except as may be prohibited by Code section 411 (a)(11) and the Regulations thereunder, upon or after the termination of the Plan, the Union may terminate the Trust and upon such termination the Trustee shall pay in a single sum to each Member the full amount credited to such Member’s individual Account. Without limiting the foregoing, any such distributions may be made in cash, other property, or any combination, as the Committee in its sole discretion may direct.

All determinations, approvals and notifications referred to above shall be in form and substance and from a source satisfactory to counsel for the Plan.

15.5    Partial Termination.    In the event that a “partial termination” (within the meaning of Code section 411(d)(3)) of the Plan has occurred then (a) the interest of each affected Member in such Member’s Account as to whom such termination occurred shall thereupon be nonforfeitable, but shall otherwise be payable as though such termination has not occurred and (b) the provisions of Sections 16.2, 16.3 and 16.4 which in the opinion of the Committee are necessary for the execution of the Plan and the allocation and distribution of the assets of the Plan shall apply; provided, however, that the Union, in its discretion, subject to any necessary governmental approval, may direct that the amounts held in the .Accounts of such Members as to whom such partial termination occurred be segregated by the Trustee as a separate plan and applied for the benefit of such Members in the manner described in Section 16.4 above.

ARTICLE XVI.    GENERAL LIMITATIONS AND PROVISIONS

16.1    All Risks on Members and Beneficiaries.    Each Member and Beneficiary shall assume all risk in connection with any decrease in the value of the assets of the Trust Fund and the Members’ Accounts. The Union, Company and Committee shall not be liable or responsible for any decrease in the value of the assets of the Trust and the Members’ Accounts.

16.2    Trust Fund is Sole Source of Benefits.    The Trust Fund shall be the sole source of benefits under the Plan and, except as otherwise required by ERISA, the Union, Company and Committee assume no liability or responsibility for payment of such benefits, and each Member, Beneficiary or other person who shall claim the right to any payment under the Plan shall be entitled to look only to the Trust Fund for such payment and shall not have any right, claim or demand therefor against the Union, Company, the Committee or any member thereof or any employee or director of the Union.

16.3    No Right to Continued Employment.    Nothing contained in the Plan shall give any Employee the right to be retained in the employment of the Company or affect the right of the Company to dismiss any Employee. The adoption and maintenance of the Plan shall not constitute a contract between the Company and Employee or consideration for, or an inducement to or condition of the employment of any Employee.

16.4    Payment on Behalf of Payee.    If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for such Member’s affairs because of illness or accident, or is a minor, or has died, then any payment due such Member or such Member’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so elects, be paid to such Member’s spouse, child or relative, to an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan and the Trust therefor.

16.5    Nonalienation.    Except insofar as applicable law may otherwise require or pursuant to a Qualified Domestic Relations Order, as defined below, no economic interest, expectancy, benefit, payment, claim or right of any Member or Beneficiary under the Plan and the Trust shall be subject in any manner to any claims of any creditor of any Member or Beneficiary, nor to alienation by anticipation, sale, transfer, assignment, bankruptcy pledge, attachment, charge or encumbrance of any kind. If any person shall attempt to take any action contrary to this Section, such action shall be null and void and of no effect, and the Trustee shall disregard such action and shall not in any manner be bound thereby and shall suffer no liability on account of its disregard thereof.

For purposes of the Plan, a “Qualified Domestic Relation Order” means any judgment, decree or order (including approval of a property settlement agreement) which has been determined by the Committee in accordance with procedures established under the Plan to constitute a qualified domestic relations order within the meaning of Code section 414(p)(1).

16.6    Missing Payee.    If the Committee cannot ascertain the whereabouts of any person to whom a payment is due under the Plan, and if after 5 years from the date such payment is due, a notice of such payment due is mailed to the last known address of such person, as shown on the records of the Committee or the Company, and within 3 months after such mailing such person has not made written claim therefor, the Committee, if it so elects, after receiving advice from counsel to the Plan, may direct that such payment and all remaining payments otherwise due to such person be canceled on the records of the Plan and the amount thereof forfeited and applied to reduce the contributions of the Company and upon such cancellation, the Plan and Trust shall have no further liability therefor, except that, in the event such person later notifies the Committee of such person’s whereabouts and requests the payment or payments due to such persons under the Plan, the amounts so applied shall be paid to such persons as provided herein.

16.7    Required Information.    Each Member shall file with the Committee such pertinent information concerning such Member, such Member’s spouse and such Member’s Beneficiary, or such other person as the Committee may specify, and no Member, or Beneficiary, or other person shall have any rights or be entitled to any benefits under the Plan unless such information is filed by or with respect to such Member.

16.8    Subject to Trust Agreement.    Any and all rights or benefits accruing to any persons under the Plan shall be subject to the terms of the Trust Agreement which the Company shall enter into with the Trustee providing for the administration of the Trust Fund.

16.9    Communications to Committee.    All elections, designations, requests, notices, instructions and other communications from the Committee, a Member, Beneficiary or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee, shall be mailed by first class mail or delivered to such location as shall be specified by the Committee, and shall be deemed to have been given and delivered only upon actual receipt thereof by the Committee at such location.

16.10    Transfers.    The Plan and Trust may accept funds transferred to the Plan or Trust only from the Stock Bonus Plan. Any amounts so accepted on behalf of a Member shall be held in such Member’s Rollover Subaccount.

16.11    Communications from the Company or Committee.    All notices, statements, reports and other communications from the Union or the Committee to any Employee, Member, Surviving Spouse, Beneficiary or other person required or permitted under the Plan shall be deemed to have been duly given when delivered to, or when mailed by first class mail, postage prepaid and addressed to, such Employee, Member, Surviving Spouse, Beneficiary or other person at such address last appearing on the records of the Committee, or when posted by the Union or the Committee as permitted by law.

16.12    Fees and Expenses.    The expenses of administering the Plan including (a) the fees and expenses of the Trustee for the performance of their duties under the Trust, (b) the expenses incurred by the members of the Committee in the performance of their duties under the Plan (including reasonable compensation for any legal counsel, certified public accountants and any agents and cost of services rendered in respect of the Plan), and (c) all other proper charges and disbursements of the Trustee or the members of the Committee (including settlements of claims or legal actions brought against any party, including the Trustee, approved by the Committee, after consulting with counsel to the Plan), are to be paid by the Plan. In estimating costs under the Plan, administrative costs may be anticipated. The members of the Committee shall not receive any special compensation for serving in their capacities as members of the Committee.

16.13    Voting and Tender or Exchange Rights.    Except as otherwise required by ERISA, the Code and Regulations, all voting rights of Shares shall be exercised by the Trustee. Any vote by the Trustee shall be made in its sole discretion, after it determines such action to be in the best interests of the Members and their Beneficiaries.

16.14    Exclusive Benefit of Members and Beneficiaries.    In no event shall any part of the funds of the Plan be used for or diverted to any purposes other than for the exclusive benefit of Members and their Beneficiaries under the Plan except as permitted under Section 403(c) of ERISA. Except as provided in Section 3.7, upon the transfer by the Company of any money to the Trustee, all interest of the Company therein shall cease and terminate.

16.15    Additional Powers of the Committee.    Notwithstanding any provision of the Plan to the contrary, the Committee shall have those additional powers, rights and obligations provided under the Trust Agreement.